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                        GATEWAY ENERGY CORPORATION AND SUBSIDIARIES
                   STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS

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
                                        EXHIBIT 11

                                                 Three Months Ended           Six Months Ended
                                                 ----------------------    --------------------
                                                 August 31,  August 31,     August 31,   August 31,
                                                  1997        1996 (2)        1997       1996 (2)
                                                 ------     -------        ----------   -----------
Weighted average number of common shares
  outstanding                                    14,337,400  1,209,300     14,198,400     1,149,800
  Add net shares issuable pursuant to warrant
    agreements less shares assumed repurchased
    at the average market price                           0      3,900              0         4,000
  Add net shares pursuant to stock options less
    shares assumed repurchased at the average
    market price                                          0          0              0           300
Tentative number of shares for computation of   ------------ ----------    -------------  ---------
  primary earnings per share                     14,337,400  1,213,200      14,198,400    1,154,100

  Add additional net shares issuable pursuant
  to warrant agreements less shares assumed
  repurchased at the higher of the period end
  or average market price                                 0          0               0             0
  Add additional dilutive shares issuable assuming
  conversion of Series B,G,J,K,L,M,N & A
  preferred stock into common stock                      (1)  1,948,100              (1)    1,807,800

Tentative number of shares for computation
  of fully diluted earnings per share           ------------ ----------    -------------  ---------
                                                 14,337,400  3,161,300      14,198,400     2,961,900
                                                 ==========  =========      ==========     =========
Earnings (loss) applicable to common stock      $    61,300  $(875,400)       $121,700   $(1,929,200)
  Add provision for preferred dividends
  relating to convertible preferred stock                 0    680,900               0     1,335,200

Net earnings (loss) for computation of fully
  diluted earnings per share                    ------------ ----------    -------------  ----------
                                                $    61,300  $(194,500)       $121,700     $(594,000)
                                                 ==========  =========      ==========     =========
Income (loss) per common share - primary,
  excluding common stock equivalents            $     0.004  $   (0.72)     $    0.009     $   (1.68)
                                                 ==========  =========      ==========     =========

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(1)  Not used in primary earnings per share calculations as the effect would be antidilutive.

(2) All share data reflects the retroactive effect to a one-for-twenty five reverse split effected on March 4, 1997 to holders.